Exhibit 10.16

EXECUTION COPY

THIRD AMENDMENT TO

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

CARBONTRONICS, LLC

This Third Amendment (this “Amendment”) to the Limited Liability Company Operating Agreement of Carbontronics, LLC, a Delaware limited liability company (the “Company”) is made as of June 16, 1998, by and among C.C. Pace Capital, L.L.C., a Delaware limited liability company, Carbon Resources, Inc., a Delaware corporation, Meridian Energy Corporation, a Massachusetts corporation, Meridian Investments, Inc., a Massachusetts corporation, Coal Investors, LLC, a Delaware limited liability company and Gencor Industries, Inc. (“Gencor”), a Delaware corporation (each, a “Member” and collectively, the “Members”).

W I T N E S S E T H:

WHEREAS, the Members are parties to the Limited Liability Company Operating Agreement of the Company, dated as of January 29, 1998, as amended by an amendment dated March     , 1998 and by a Second Amendment to Operating Amendment dated April 2, 1998 (the “Second Amendment”; the Operating Agreement as so amended, the “Operating Agreement”); and

WHEREAS, Section 2.4 of the Operating Agreement sets forth as one purpose of the Company to “sell, transfer or otherwise dispose of” its membership interests in one or more of PC Illinois Synthetic Fuel #2, L.L.C, PC Kentucky Synthetic Fuel #3, L.L.C. and PC Indiana Synthetic Fuel #2, L.L.C. (each, a “Project Company” and collectively, the “Project Companies”), “and to collect sale proceeds” from the sale of such membership interests; and

WHEREAS, in order to effect the sale of the membership interests in one or more of the Project Companies to Carbontronics Synfuels Investors, L.P., the Members desire to amend the Operating Agreement as provided herein to evidence their agreements relating to the proposed sale of such membership interests.

NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth herein and for other valuable consideration, the receipt and sufficiency of which each Member hereby acknowledges, the Members, intending to be legally bound, hereby agree as follows:

1. Section 1.1 of the Operating Agreement is hereby amended as follows:

(a) The definition of “Management Committee” is hereby deleted in its entirety and the following inserted in lieu thereof:

“Management Committee” shall mean the committee, which shall act by majority vote unless otherwise stated herein, consisting of Timothy F. Sutherland (or other person designated by C.C. Pace Capital, L.L.C), Frederick J. Murrell (or other person designated by Carbon Resources, Inc.), Douglas E. Miller (or other person designated by Meridian Energy, Meridian Investments and Coal Investors, LLC), and E. J. Elliott (or other person designated by Gencor).

(b) The following new definitions are hereby added:

“Buyer” means Carbontronics Synfuels Investors L.P.

“Carbontronics Synfuels” means Carbontronics Synfuels Investors, L.P.

“First Available Funds” means all revenues received by Carbontronics, less funds required to pay operating expenditures, less the funds necessary to pay the development fee described in Section 4.4(a)(1).

“Gencor” means Gencor Industries, Inc.

“Original Members” means C.C. Pace Capital, Carbon Resources, Meridian Energy, Meridian Investments and Coal Investors.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Carbontronics Synfuels Investors, L.P. dated as of June 16, 1998.

“Project Company” means PC Illinois Synthetic Fuel #2, L.L.C., PC Kentucky Synthetic Fuel #3, L.L.C. and PC Indiana Synthetic Fuel #2, L.L.C.

“Purchase Agreement” means the purchase and sale agreement between the Company and Carbontronics Synfuels providing for the purchase and sale of membership interests in the Project Companies.

2. The additional wording added to the Operating Agreement by Section 3 of the Second Amendment is hereby deleted in its entirety.

3. The Operating Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with Exhibit A hereto.

4. Section 4.3(a) is hereby deleted in its entirety and replaced with the following:

(a) After giving effect to the special allocations set forth in Section 4.3,(e) through (k), for any taxable year of the Company, Profit and Loss shall be allocated first to Members in amounts necessary to cause their respective Capital Accounts to be equal (or as nearly equal as possible) to their respective Member’s Percentages, and then to Members in accordance with their Member’s Percentages.

5. Section 4.3(d) is hereby deleted in its entirety.

6. The following new Section 4.4 is added to the Operating Agreement:

Section 4.4 Distributions. (a) Certain priority distributions shall be made as follows:

(1) upon receipt of a $1,500,000 development fee payable by Carbontronics Synfuels pursuant to the Purchase Agreement, such funds shall be forthwith distributed in equal 1/3 payments to C.C. Pace Capital, Carbon Resources and Meridian Energy. Such distribution shall be made by the Company promptly upon receipt of payment received under the Purchase Agreement.

(2) It is expressly agreed that Gencor shall be obligated to fulfill only the requirements for completion and acceptance of a Project as set forth in the EPC Agreements to which Gencor has previously agreed, and Gencor has no obligation to comply with Section 3.1(g) of the Partnership Agreement, or any provision of other documents related to these transactions, which section or provision addresses or establishes standards for determining Project completion or performance or whether a Project has been placed in-service (Section 29). Notwithstanding the foregoing, Gencor reasonably expects that the Projects will satisfy, and will use its best efforts to cause the Projects to satisfy the conditions set forth in Section 3.1(g)(i) - (iii) of the Partnership Agreement.

(b) Subject to Section 4.4(a), distributions to the Members shall be made pro rata according to each Member’s Percentage.

(c) Unless each of the Members otherwise agrees to the contrary, all net cash flow available for distribution shall be distributed to the Members promptly following the end of each fiscal quarter of the Company. Immediately prior to a distribution of property other than cash, the Capital Accounts shall be adjusted as provided in Treasury Regulation 1.704-1(b)(2)(iv)(f).

7. Section 6.1 is hereby amended by deleting, in line 4, the words “by a majority vote” and by inserting in lieu thereof the words “by vote in accordance with Section 6.5(b).”

8. The caption, and the lead-in to the first sentence of Section 6.2(a) of the Operating Agreement, commencing with the words “Until such time” in the second line thereof, and ending with the words “do the following:”, in the tenth line thereof, is deleted in its entirety and the following substituted in lieu thereof:

Section 6.2 Administrative Powers, Authority and Obligations of C.C. Pace Capital. (a) Until such time as Members representing a majority of the Membership Interest in the Company advise C.C. Pace Capital in writing of their determination to withdraw the authority granted in this Section 6.2, C.C. Pace Capital, in its capacity as a Member, and in addition to the other rights and duties of the Management Committee set forth herein, and subject to any limitations contained in the Act, applicable laws and

Sections 6.1, 6.2(c) and 6.3 or any other provision hereof, shall be responsible for administration of the day-to-day affairs of the Company and shall be authorized to do on behalf of the Company all things which, in its reasonable judgement, are necessary, proper/or desirable to carry out such responsibility, including but not limited to the right, power and authority from time to time to do the following:

9. The lead-in to the first sentence of Section 6.2(b) of the Operating Agreement, commencing with the words “So long as Meridian” and ending with the words “as a Member shall,” is deleted in its entirety and the following substituted in lieu thereof:

(b) So long as C.C. Pace Capital maintains the administrative powers granted under this Section 6.2, C.C. Pace Capital, in its capacity as a Member, shall:

10. The lead-in to the first sentence of Section 6.2(c) of the Operating Agreement, commencing with the words “Unless the Management Committee” and ending with the words “of the following actions,” is deleted in its entirety and the following substituted in lieu thereof:

(c) Unless the Management Committee, by unanimous vote, has approved in writing any of the following actions proposed to be taken by C.C. Pace Capital pursuant to the authority granted to it pursuant to this Section 6.2, C.C. Pace Capital shall not have the authority to take any of the following actions:

11. The following new Section 6.5 is hereby added to the Operating Document:

Section 6.5 Additional Agreements Regarding Management Committee.

(a) Subject to the action of the Management Committee, as long as Timothy F. Sutherland is a member of the Management Committee, he shall serve as Chairman of the Management Committee.

(b) Except for situations in which or acts as to which this Agreement requires unanimous consent of the Management Committee, all actions of the Management Committee shall be taken by a majority vote of voting interests, with each member of the Management Committee having a voting interest equal to the Member’s Percentage of the Member that has designated such member of the Management Committee.

12. The Operating Agreement as amended by this Amendment (including any Schedules and Exhibit(s) hereto) contains the full and complete understanding of the parties hereto with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, understandings and negotiations between and among the Members concerning the subject matter hereof, including but not limited to the Letter Agreement, dated January 2, 1998, between Gencor and the Company and the Letter Agreement, dated January 10, 1998, between Gencor and the Company.

13. The Members agree to enter into appropriate documents concurrently herewith or promptly after the date hereof in order to add Gencor (or a wholly-owned subsidiary of Gencor) as (i) a member of Carbontronics Fuels, LLC (“Carbontronics Fuels”), the general partner of

Carbontronics Synfuels Investors, L.P., (ii) a member of Carbon Operations of Kentucky, LLC, which will employ the unionized work force at the Gibraltar facility, and (iii) a member of Carbon Operations of Indiana, LLC, which will employ the unionized work force at the Lynnville facility, in each case with a 25% membership interest and 25% voting interest on the applicable Management Committee. Gencor shall be entitled to receive 25% of the Construction Management Fee payable to Carbontronics Fuels pursuant to Section 5.6(b) of the Partnership Agreement and shall be obligated to provide 25% of the GP Capitalization Amount required to be provided by Carbontronics Fuels pursuant to Section 5.12 of the Partnership Agreement. The document required by clause (i) shall be entered into concurrently herewith.

14. Each of the Members, for themselves, and each of their respective shareholders, officers, directors, agents, employees, representatives, affiliates (other than the Project Companies), successors, assigns, and all persons acting or claiming by, through or under any of the foregoing (the “Releasors”), release, waive and forever discharge each of the other Members and their respective shareholders, officers, directors, agents, employees, representatives, affiliates (other than the Project Companies), successors and assigns, and all persons acting or claiming by, through or under any of the foregoing (the “Released Parties”) from any and all debts, liens, contracts, agreements, promises, obligations, liabilities, damages, losses, costs and claims of any nature whatsoever arising out of acts or omissions which were performed, or which were required to be performed prior to the date hereof which Releasors may have against any or all of the Released Parties, regardless of whether such claims be direct or indirect, known or unknown, asserted or unasserted, and regardless of whether such claims have fully and completely accrued or ripened; provided, that the foregoing shall not apply to the obligations of the Company to repay the loan from Transpacific Stores together with interest thereon.

15. The Operating Agreement as amended hereby is ratified and confirmed. All future references to the Operating Agreement shall mean and refer to the Operating Agreement, as modified and amended by this Amendment.

16. Capitalized terms not defined in this Amendment shall have the respective meanings ascribed to them in the Operating Agreement.

17. This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto.

EXHIBIT A

Member	. Member’s Percentage	Amount of Capital Contributions
C.C. Pace Capital, L.L.C. 4401 Fair Lakes Court Suite 400 Fairfax, Virginia 22033	13.75%	$250.00
Carbon Resources, Inc. III 3rd Ave., West Suite 140 Bradenton, FL 34205	13.75%	$250.00
Meridian Energy Corporation 1266 Furnace Brook Parkway Quincy, Massachusetts 02169	9.35%	$170.00
Meridian Investments, Inc. 1266 Furnace Brook Parkway Quincy, Massachusetts 02169	4.40%	$80.00
Coal Investors, LLC c/o Meridian Energy Corporation 1266 Furnace Brook Parkway Quincy, Massachusetts 02169	13.75%	$250.00
Gencor Industries, Inc. 5201 N. Orange Blossom Trail Orlando, FL 32810	45%	Admitted for non-monetary contribution

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

CARBONTRONICS, LLC
By Its Members

C.C. Pace Capital, L.L.C.
By Its Members:

C.C. PACE RESOURCES, INC.

	By:	/s/ Timothy F. Sutherland
Name: Timothy F. Sutherland Title: President

CHELSEA VIRGINIA, L.L.C.

	By:	/s/ James R. Treptow
Name: James R. Treptow Title: Managing Director

CARBON RESOURCES, INC.

By:		/s/ Frederick J. Murrell
Name: Frederick J. Murrell Title: President

MERIDIAN INVESTMENTS, INC.

By:		/s/ John F. Boc
Name: John F. Boc Title: President

MERIDIAN ENERGY CORP.

By:		/s/ John F. Boc
Name: John F. Boc Title: Treasurer

COAL INVESTORS, LLC

By:		/s/ John F. Boc
Name: John F. Boc Title: A Member

GENCOR INDUSTRIES, INC.

By:		/s/ E.J. Elliott
Name: E.J. Elliott Title: President